Exhibit 10.9(C)

October 12, 2015

Mr. Paul Hastings

61 Hartford Street

San Francisco, CA 94114

Re: Change in Control and Severance Agreement

Dear Paul:

You and OncoMed Pharmaceuticals, Inc. (the “Company”) are parties to an offer letter dated November 12, 2005, as amended by the Amendment to Employment Agreement dated July 2, 2013 (the “Offer Letter Agreement”), which sets forth, among other things, the terms and conditions of certain severance benefits payable to you in the event of a qualifying termination of your employment. This letter (this “Agreement”) provides you with additional benefits in the event of certain terminations of your employment. This Agreement supersedes the change in control and severance provisions of your Offer Letter Agreement and any other agreement or policy to which the Company is a party with respect to the cessation of your employment with the Company. All other provisions of your Offer Letter Agreement shall remain in full force and effect.

1. Definitions. For purposes of the Agreement, the following terms shall have their respective meanings set forth below:

(a) “Cause” shall mean (i) your gross negligence, willful misconduct, or repeated, willful and flagrant insubordination in the performance of your duties to the Company as directed by the Board which remains uncured more than thirty days following written notice from the Board of its belief that there is Cause for your termination under this clause (i); (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful commission of any federal or state felony; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, or any willful violation of a Federal or State law that significantly reduces the credibility of the company, or affects the company in a materially financial way. No act or failure to act by you shall be deemed “willful” if done or omitted to be done by you in good faith and with the reasonable belief that your act or omission was in the best interest of the Company or consistent with the Company’s policies or the directive of the Board.

(b) “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion).

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Covered Termination” shall mean either (i) an involuntary termination of your employment by the Company other than for Cause, or (ii) your voluntary termination of employment with the Company for Good Reason, provided that the termination constitutes a Separation from Service.

(e) “Good Reason” shall mean your termination of your employment by reason of the material diminution of your duties and responsibilities (such as the loss of oversight responsibility for research & development, marketing or sales components of the Company’s operations such that your overall responsibilities are reduced), the reduction of your overall compensation other than as a part of a general reduction for all executive officers, or the transfer of your principal place of business for the Company more than 50 miles from the Company’s current Redwood City, California location, a material reduction in the right to participate in the benefit programs in which you were previously participating, a material breach by the Company of an employment agreement between you and the Company or a failure of the Company to have a successor assume its obligations under an employment agreement between you and the Company (each, a “Good Reason Condition”). In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, you may resign based on the Good Reason Condition specified in the notice of termination effective no later than 180 days following the initial existence of such Good Reason Condition.

(f) “Separation from Service” shall mean your termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2. Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control which occurs prior to your termination of employment with the Company, you shall become vested (immediately prior to the Change in Control) with respect to twenty-five percent (25%) of the unvested portion of any options to purchase the Company’s common stock that you then hold and/or the immediate lapsing of restrictions with respect to twenty-five percent (25%) of any Company restricted stock or other equity-based awards that you then hold. Such options, restricted stock and other equity-based awards shall then continue to vest, up to 100%, in accordance with the vesting schedule applicable to such award prior to the Change in Control without regard to the acceleration provided by the preceding sentence.

3. Termination Prior to a Change in Control or More than 18 Months Following a Change in Control. If there is a Covered Termination which occurs prior to a Change in Control or more than eighteen (18) months following a Change in Control, and you execute and do not revoke a Release as described in Section 5 below, then you shall be entitled to:

(a) severance payments of twelve (12) months of your then-current annual base salary (commencing as of the termination date), which payments shall be paid in accordance with the Company’s normal payroll procedures, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date;

(b) an amount equal to twelve (12) months of your then-current target annual bonus for the fiscal year during which the Covered Termination occurs, which payment shall be paid in cash in a lump sum as soon as practicable following the First Payment Date; and

(c) if you elect to receive continued healthcare coverage, including group medical, dental and vision plan coverage, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) the twelve (12) month anniversary of the date of your termination of employment and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this subsection (c), you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.

4. Termination Within 18 Months After a Change in Control. If there is a Covered Termination which occurs within eighteen (18) months after a Change in Control, and you execute and do not revoke a Release as described in Section 5 below, then the Company shall provide you with the following benefits:

(a) severance payments of twenty-four (24) months of your then-current annual base salary (commencing as of the termination date), which payments shall be paid in accordance with the Company’s normal payroll procedures, except that any payments that would otherwise have been made before the First Payment Date shall be made on the First Payment Date;

(b) an amount equal to twenty-four (24) months of your then-current target annual bonus for the fiscal year during which the Covered Termination occurs, which shall be paid in cash in a lump sum as soon as practicable following the First Payment Date;

(c) if you elect to receive continued healthcare coverage, including group medical, dental and vision plan coverage, pursuant to COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) the twenty-four (24) month anniversary of the date of your termination of employment and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this subsection (c), you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.

(d) immediate vesting of all of the unvested shares subject to your outstanding options to purchase the Company’s common stock and the immediate lapsing of any restrictions on any Company restricted stock or other equity-based awards that you hold as of the date of such Covered Termination (the acceleration of vesting of stock options and restricted stock described in this section shall be effective as of the date of the Covered Termination).

5. Release. As a condition to your receipt of any benefits described in Section 3 or Section 4, you will be required to execute a release of all claims arising out of your employment with the Company or the termination thereof, in a form reasonably acceptable to the Company (the “Release”) within fifty (50) days following your termination date and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company may have to you following the date of termination under this Agreement or any other agreement providing for obligations to survive your termination of employment.

6. Section 409A. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the installment payments payable pursuant to Section 3 or Section 4 (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

7. Withholding. Any amounts payable pursuant to this Agreement shall be subject to any federal, state, local, or other income or employment taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.

8. Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets.

(b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

9. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings of the parties hereto with respect to the subject matter contained herein, including, without limitation, any prior change in control agreements and the change in control and severance provisions of the Offer Letter Agreement.

10. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(Signature Page Follows)

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

ONCOMED PHARMACEUTICALS, INC.

BY:	/s/ Sunil Patel

Agreed and Accepted, this 26th day of October, 2015.

/s/ Paul Hastings
Paul Hastings